-FOR IMMEDIATE RELEASE -	Additional Information:
PO Box 218370	Larry Edwards x 200
Houston, TX 77218	Carl Schmidt x 203
281/492-0550
281/492-0615 -- fax

Reliability Incorporated Announces Termination of Agreement to Sell Headquarters Building

HOUSTON, TEXAS, February 7, 2006 - Reliability Incorporated (the "Company", OTC Pink Sheets: REAL.PK), today announced that the real estate purchase agreement for the sale of its Houston headquarters building has been terminated. As was discussed in the November 16, 2005 press release announcing the execution of the purchase agreement, the agreement contained terms that allowed the buyer a 90-day feasibility period during which the buyer could inspect and perform due diligence procedures with respect to the property and elect to terminate the agreement. As a result of the buyer not executing a lease agreement for a portion of the property, the buyer delivered a termination notice to the Company on February 2, 2006. The Company is continuing negotiations with the party to the purchase agreement and has resumed marketing activities for the sale of the property.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, the ability of the Company to raise funds to fund future operations through the sale of assets, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, changes in demand for the Company's products and services and the Company's customers' products and services and the ultimate acceptance by the market of new products. Actual results may materially differ from projections.